Exhibit 99.1

HANSEN MEDICAL ANNOUNCES AGREEMENT FOR

PRIVATE PLACEMENT OF COMMON STOCK

MOUNTAIN VIEW, CA – November 7, 2011 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in flexible catheter robotics and the developer of robotic technology for accurate 3D control of catheter movement, today announced that it has entered into a stock purchase agreement to raise approximately $10 million for the sale of common stock at a price of $2.09 per share in a private placement transaction with existing shareholders, Oracle Partners, L.P., and Mr. Jack W. Schuler. The closing of the private placement is expected to take place on November 9, 2011.

“I am pleased to announce this private placement with two highly-respected investors who have been associated with many very successful healthcare companies, as we continue to strengthen our balance sheet and improve our capital structure,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Sensei(R) X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei X System and Artisan Control Catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx(R) Robotic Ablation Catheter is cleared for the treatment of AF. The Company’s Magellan(TM) Robotic System, NorthStar(TM) Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone conformity assessment and CE marking and are commercially available in the European Union. In the U.S., the Magellan(TM) Robotic System, the NorthStar(TM) Robotic Catheter and accessories are the subject of a current filing with the FDA and are not commercially available. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” goal,” “estimate,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 7, 2011 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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Investor Contacts:

Peter J. Mariani

Chief Financial Officer

Hansen Medical, Inc.

650.404.5800

FTI Consulting, Inc.

Sharrifah Al-Salem, CFA

415.293.4414

John Capodanno

212.850.5705